                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                              MAGINET CORPORATION


     FIRST:  The name of this corporation is MagiNet Corporation.

     SECOND: The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock which the Corporation is authorized to issue is Twenty Million (20,000,000) shares, $.001 par value. The total number of shares of Preferred Stock which the Corporation is authorized to issue is Twelve Million One Hundred Twenty-One Thousand Seven Hundred Eighty-Eight (12,121,788) shares, $.001 par value. Of the authorized shares of Preferred Stock, One Hundred Fifty Thousand (150,000) shares shall be designated "Series A Preferred Stock" (sometimes referred to herein as "Series A Preferred"), One Million Three Hundred Twenty-Eight Thousand Nine Hundred Thirty (1,328,930) shares shall be designated "Series B Preferred Stock" (sometimes referred to herein as "Series B Preferred"), Seven Million Five Hundred Thousand (7,500,000) shares shall be designated "Series C Preferred Stock" (sometimes referred to herein as "Series C Preferred"), and Three Million One Hundred Forty-Two Thousand Eight Hundred Fifty-Eight (3,142,858) shares shall be designated "Series D Preferred Stock" (sometimes referred to herein as "Series D Preferred").

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. Subject to Section 5 herein, the Board of Directors is also authorized, except as to matters fixed as to Preferred Stock in this Article Fourth, to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. Subject to Section 5 herein, in case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
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     The relative rights, preferences, privileges, and restrictions granted to or imposed upon the Common Stock, the Series A Preferred, the Series B Preferred, the Series C Preferred, and the Series D Preferred and the holders thereof (collectively, the "Stockholders") are as follows:

     1.  DIVIDENDS.
         ---------

         (a) The holders of Series D Preferred (the "Series D Holders") shall be entitled to receive dividends at the rate of $0.56 per share of Series D Preferred per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares), payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative. No dividend shall be declared and paid (or set apart for payment) with respect to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred, or Common Stock in any year unless the full preferential dividends on the Series D Preferred Stock shall have first been declared and paid (or set apart for payment).

         (b) The holders of Series C Preferred (the "Series C Holders") shall be entitled to receive dividends at the rate of $0.36 per share of Series C Preferred per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares), payable out of funds legally available therefor. Subject to Section 1(a) above, such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative. Such dividends on the Series C Preferred shall be paid ratably in proportion to the respective preference amounts and in preference and prior to any dividends paid in respect to the Series A Preferred, Series B Preferred, and Common Stock.

         (c) The holders of Series A Preferred (the "Series A Holders"), and the holders of Series B Preferred (the "Series B Holders") shall be entitled to receive dividends at the rate of $0.16 per share of Series A Preferred and $0.36 per share of Series B Preferred per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares), payable out of funds legally available therefor. Subject to Sections 1(a) and 1(b) above, such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative. Such dividends on the Series A and Series B Preferred shall be paid ratably in proportion to the respective preference amounts and in preference and prior to any dividends paid in respect to the Common Stock.

         (d) No dividend shall be declared and paid (or set apart for payment) with respect to the Common Stock in any year unless all the full preferential dividends on the Preferred Stock, as set forth above, shall have first been declared and paid (or set apart for payment).

     2.  LIQUIDATION PREFERENCES.
         -----------------------

         (a) Subject to the provisions of subparagraph (b) below, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the Series D Holders shall be entitled to receive, prior and in preference to any distribution of any of the assets or

                                      -2-
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surplus funds of the Corporation legally available for distribution to the shareholders (the "Assets") to the Series C Holders, Series B Holders, Series A Holders or the holders of the Common Stock (the "Common Holders") by reason of their ownership thereof, the amount of $7.00 per share for each share of Series D Preferred Stock then held by them (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on such shares of Series D Preferred Stock (the "Series D Preference"). After payment of the full Series D Preference, the Series C Holders shall be entitled to receive, prior and in preference to any distribution of any of the Assets to the Series B Holders, Series A Holders or Common Holders by reason of their ownership thereof, the amount of $4.50 per share for each share of Series C Preferred Stock then held by them (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on such shares of Series C Preferred Stock (the "Series C Preference"). After payment of the full Series D Preference and the full Series C Preference, Series B Holders shall be entitled to receive, prior and in preference to any distribution of any of the Assets to the Series A Holders or Common Holders by reason of their ownership thereof, the amount of $4.50 per share for each share of Series B Preferred Stock then held by them (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on such shares of Series B Preferred Stock (the "Series B Preference"). After payment of the full Series D Preference, the full Series C Preference, and the full Series B Preference, the Series A Holders shall be entitled to receive out of any remaining Assets the amount of $2.00 per share then held by them (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on such shares of Series A Preferred (the "Series A Preference"). After payment of the full Series D Preference, the full Series C Preference, the full Series B Preference, and the full Series A Preference, the entire remaining Assets, if any, shall be distributed among the Series D Holders, Series C Holders, Series B Holders, and the Common Holders, in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon the conversion of their Preferred Stock.

         (b) If the Assets are insufficient to permit the payment of the full Series D Preference, then all of the Assets shall be distributed ratably among the Series D Holders in proportion to the full Series D Preference such holders would otherwise be entitled to receive. If the Assets are sufficient to permit payment of the full Series D Preference but insufficient to permit payment of the full Series C Preference, then the Assets remaining after payment of the Series D Preference shall be distributed ratably among the Series C Holders in proportion to the full Series C Preference such holders would otherwise be entitled to receive. If the Assets are sufficient to permit payment of the full Series D Preference and the full Series C Preference but insufficient to permit payment of the full Series B Preference, then the Assets remaining after payment of the Series D Preference and Series C Preference shall be distributed ratably among the Series B Holders in proportion to the full Series B Preference such holders would otherwise be entitled to receive. If the Assets are sufficient to permit payment of the full Series D Preference, the full Series C Preference, and the full Series B Preference but insufficient to permit payment of the full Series A Preference, then the Assets remaining after payment of the Series D Preference, Series C Preference, and Series B Preference shall be distributed

                                      -3-
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ratably among the Series A Holders in proportion to the full Series A Preference such holders would otherwise be entitled to receive.

         (c) For the purposes of this Section 2, a "liquidation" shall include:

             (i) any acquisition of this Corporation by means of a consolidation or merger of the Corporation with or into any other corporation, or any other entity or person, other than a wholly-owned subsidiary of the Corporation, or the exchange of more than fifty percent (50%) of the outstanding stock of the Corporation for shares of another entity or other property (except for any such transaction occurring simultaneously with or immediately prior to, and as a precursor to, the initial public offering of the Corporation's stock);

             (ii) any corporate reorganization, recapitalization, or reclassification in which more than fifty percent (50%) of the Corporation's outstanding stock is acquired by any person, entity, or group acting in concert; or

             (iii) a sale of all or substantially all of the assets of the Corporation,

such that the Series A, Series B, Series C, Series D, and Common Holders shall be paid in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such transaction, an amount equal to the amount per share which would be payable to the Series A, Series B, Series C, Series D, and Common Holders pursuant to this Section 2 if all consideration received by the Corporation and its shareholders in connection with such event were being distributed in a liquidation of the Corporation.

         (d) Any securities to be delivered to the Series A, Series B, Series C, Series D, and Common Holders pursuant to Section 2(c) above shall be valued as follows:

             (i) Securities not subject to investment letter or other similar restriction on free marketability:

                   (A) If traded on a securities exchange, including the National Association of Securities Dealers National Market System, the value shall be deemed to be the average of the security's closing prices on such exchange over the thirty-(30)-day period ending three (3) days prior to the closing;

                   (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty- (30)-day period ending three (3) days prior to the closing; and

                   (C) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of the Corporation in good faith;

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provided, however, that if holders of a majority of the Preferred Stock or holders of a majority of the Series D Preferred deliver a notice to the Company signed by such holders requesting an independent appraisal of the value of the securities, then the Company will select an independent investment banking institution, to be approved by the holders of a majority of the Preferred Stock or the Series D Preferred, as the case may be, to value the securities, which valuation will be the value of the securities for purposes of this Section 2(d)(i)(C).

             (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subsections
(i)(A), (i)(B) or (i)(C) to reflect the approximate fair market value thereof, as determined by the Board of Directors of the Corporation in good faith.

         (e) The Corporation shall give each holder of record of Series A, Series B, Series C, or Series D Preferred written notice of such impending transaction not later than twenty (20) days prior to the shareholders meeting called to approve such transaction or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of said notices shall describe the material terms and conditions of the contemplated transactions as well as the terms and conditions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the mailing by the Corporation of the first notice provided for herein or sooner than twenty (20) days after the mailing by the Corporation of any notice of material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of not less than fifty percent (50%) of the then outstanding Series A, Series B, Series C, and Series D Preferred taken together as a class.

     3.  CONVERSION.
         ----------

     The Series A, Series B, Series C, and Series D Holders shall have conversion rights as follows (the "Conversion Rights"):

         (a) Right to Convert.
              ----------------

             (i) Series A Preferred Voluntary Conversion. Each share of Series A
                 ---------------------------------------
Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.00 by the then applicable Conversion Price for the Series A Preferred Stock, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred Stock (the "Series A Conversion Price") shall initially be $2.00 per share of Common Stock. Such initial Conversion Price shall be subject to adjust ment as hereinafter provided.

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             (ii)  Series B Preferred Voluntary Conversion. Each share of Series
                   ---------------------------------------
B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $4.50 by the then applicable Conversion Price for the Series B Preferred Stock, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series B Preferred Stock (the "Series B Conversion Price") shall initially be $4.50 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

             (iii) Series C Preferred Voluntary Conversion. Each share of Series
                   ---------------------------------------
C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $4.50 by the then applicable Conversion Price for the Series C Preferred Stock, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series C Preferred Stock (the "Series C Conversion Price") shall initially be $4.50 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

             (iv)  Series D Preferred Voluntary Conversion. Each share of Series
                   ---------------------------------------
D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issu ance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $7.00 by the then applicable Conversion Price for the Series D Preferred Stock, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series D Preferred Stock (the "Series D Conversion Price") shall initially be $7.00 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

             (v)   Automatic Conversion.  Each share of Series A, Series B,
         --------------------
Series C, and Series D Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Price immediately prior to the closing of the sale of the Corporation's Common Stock in an underwritten public offering registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or the equivalent statute in any foreign jurisdiction in which such offering shall take place, if the aggregate net proceeds to the Corporation of such offering will equal or exceed, for purposes of the automatic conversion of the Series A, Series B, and Series C Preferred Stock, $10,000,000 and for purposes of the automatic conversion of the Series D Preferred Stock, $25,000,000 with the gross offering price per share equal to or in excess of one hundred twenty percent (120%) of the Series D Conversion Price then in effect; provided, however, that all outstanding shares of Series A and Series B Preferred shall be converted into shares of Common Stock at any such earlier time upon the election of the holders of more than fifty percent (50%) of the then

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outstanding Series A and Series B Preferred by written consent of such holders, and further provided that all outstanding shares of Series C Preferred shall be converted into shares of Common Stock at any such earlier time upon the election of the holders of more than fifty percent (50%) of the then outstanding Series C Preferred by written consent of such holders, and further provided that all outstanding shares of Series D Preferred shall be converted into shares of Common Stock at any such earlier time upon the election of the holders of more than ninety percent (90%) of the then outstanding Series D Preferred by written consent of such holders.
         (b) Mechanics of Conversion.  Before any holder of Series A, Series B,
             -----------------------
Series C, or Series D Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he or she elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, but in no event more than five (5) days thereafter, issue and deliver at such office to such holder of Series A, Series B, Series C, or Series D Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock pursuant to
Section 3(l). Any declared but unpaid dividends on the converted shares of Series A, Series B, Series C, or Series D Preferred Stock shall be canceled. Except for a conversion in connection with an underwritten offer of securities under the Securities Act, such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A, Series B, Series C, or Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. In the case of a conversion in connection with an underwritten offer of securities under the Securities Act, such conversion shall be deemed to occur immediately prior to the closing of such sale of securities.

         (c) Adjustment for Subdivisions, Combinations or Consolidations of
             --------------------------------------------------------------
Common Stock and Stock Dividends. In the event the outstanding shares of Common
- --------------------------------
Stock shall be subdivided (by stock split or otherwise) into a greater number of shares of Common Stock, or a dividend or distribution of Common Stock payable to all holders of Common Stock shall be made (or a record date for such dividend declared) the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness (or record date) of such subdivision or dividend, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

         (d) Adjustments for Other Distributions. In the event the Corporation
             -----------------------------------
at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than Common Stock, then in each such event provision shall be made so that the holders of Series A, Series B, Series C, or Series D Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A, Series B, Series C, or Series D Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Series A, Series B, Series C, Series D Preferred Stock.

         (e) Adjustments for Reorganization, Reclassification, Exchange and
             --------------------------------------------------------------
Substitution.  If the Common Stock issuable upon conversion of the Series A,
- ------------
Series B, Series C, and Series D Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reorganization, reclassification (unless such reorganization or reclassification is deemed a liquidation under Section 2(c) hereof) or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A, Series B, Series C, and Series D Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or other securities or property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A, Series B, Series C, and Series D Preferred Stock immediately before such event; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A, Series B, Series C, and Series D Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to change in and other adjustments of the Conversion Price of each series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A, Series B, Series C, and Series D Preferred Stock.

         (f) Conversion Price Adjustments with Respect to Certain Diluting
             -------------------------------------------------------------
Issuances.  The Conversion Price of Series A, Series B, Series C, and Series D
- ---------
Preferred Stock shall be subject to adjustment from time to time as follows:

             (i)   Conversion Price Adjustment.

                   (A) If the Corporation shall issue any Additional Stock (as defined hereafter) without consideration or for a consideration per share less than such Conversion Price in effect immediately prior to the issuance of such Additional Stock, then such Conversion Price in effect immediately prior to each such issuance shall (except as otherwise provided in this Subsection 3(i)) be adjusted to:

                       (1) with respect to Series A Preferred, the Conversion Price determined by dividing (X) an amount equal to the sum of (a) the product derived by multiplying the Conversion Price of such series in effect immediately prior to such issue by the number of shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock, upon exercise of outstanding stock options and warrants or otherwise under Section 3(f)(i)(E)) outstanding immediately prior to such issue, plus (b) the consideration, if any, received by or deemed to have been received by the Corporation upon such issuance, by (Y) an amount equal to the sum of (c) the number of shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock, upon exercise of outstanding stock options and warrants or otherwise under Section 3(f)(i)(E)) outstanding immediately prior to such issuance, plus (d) the number of shares of Common Stock issued or deemed to have been issued in such issuance; or

                       (2) with respect to Series B Preferred, the Conversion Price determined by dividing (X) an amount equal to the sum of (a) the product derived by multiplying the Conversion Price of such series in effect immediately prior to such issue by the number of shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock, plus (b) the consideration, if any, received by or deemed to have been received by the Corporation upon such issuance, by (Y) an amount equal to the sum of (c) the number of shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock, plus (d) the number of shares of Common Stock issued or deemed to have been issued in such issuance.

                       (3) with respect to Series C Preferred or the Series D Preferred, as the case may be, the Conversion Price determined by dividing (X) an amount equal to the sum of (a) the product derived by multiplying the Conversion Price of such series in effect immediately prior to such issue by the number of shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock, upon exercise of outstanding stock options and warrants or otherwise under Section 3(f)(i)(E)) outstanding immediately prior to such issue, plus (b) the consideration, if any, received by or deemed to have been received by the Corporation upon such issuance, by (Y) an amount equal to the sum of (c) the number of shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock, upon exercise of outstanding stock options and warrants or otherwise under Section 3(f)(i)(E)) outstanding immediately prior to such issuance, plus (d) the number of shares of Common Stock issued or deemed to have been issued in such issuance.

                   (B) No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustment that is not required to be made by reason of this sentence shall be carried forward and taken into account in any subsequent adjustment. Except to the limited extent provided for in Sections 3(f)(i)(E)(3) and 3(f)(i)(E)(4), no adjustment of such Conversion Price shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                   (C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                   (D) In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, however, that if holders of either (i) a majority of the Preferred Stock or (ii) a majority of the Series D Preferred Stock deliver a notice to the Corporation signed by such holders requesting an independent appraisal of the value of the securities, then the Corporation will promptly select an independent investment banking institution, to be approved by the holders of a majority of the Preferred Stock or the Series D Preferred Stock, as the case may be, to value the securities, which valuation will be, as and from the date of issuance, the value of the securities for purposes of this Section 3(f)(i)(D), and the Conversion Price Adjustment shall be effective as of the date of issuance. In the event the Corporation issues Additional Stock for a consideration other than cash, the Corporation shall give each holder of Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred written notice of such transaction not later than seven (7) days after the closing of such transaction, which notice shall describe the material terms and conditions of such transaction.

                   (E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (where the shares of Common Stock issuable upon exercise of such options or rights or upon conversion or exchange of such securities are not excluded from the definition of Additional Stock), the following provisions shall apply:

                       (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 3(f)(i)(C) and 3(f)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                       (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 3(f)(i)(C) and 3(f)(i)(D));

                       (3) in the event of any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price in effect at the time for each series of Preferred Stock shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment that was made upon the issuance of such options, rights or securities not converted prior to such change or the options or rights related to such securities not converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities; and

                       (4) upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for each series of Preferred Stock shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

             (ii)  "Effective Date" means December 29, 1995.

             (iii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 3(f)(i)(E)) by this Corporation after the Effective Date other than:

                   (A) Common Stock issued pursuant to a transaction described in Section 2(c).

                   (B) Common Stock issued or issuable to employees, officers, or directors of, or consultants to the Corporation approved by the Board.

                   (C) Common Stock issued pursuant to the acquisition of another corporation by merger, purchase of all or substantially all of the assets, or other reorganization.

                   (D) Common Stock issued or issuable upon conversion of the shares of Series A, Series B, Series C, and Series D Preferred Stock.

                   (E) Common Stock issued or issuable pursuant to the exercise of warrants granted in connection with any lease, loan, or other financing transaction, approved by the Board.

             (iv)  Series D Conversion Price Adjustment.

            If there shall be a sale of the Corporation's Common Stock in an underwritten public offering registered under the Securities Act, or the equivalent statute in any foreign jurisdiction in which such offering shall take place (a "Public Offering"), then the Series D Conversion Price shall be adjusted to the lower Conversion Price determined by either subsection (A) or
(B) below:

                   (A) If the purchase price per share to the public in such Public Offering (the "Per-Share Public Offering Price") is less than $7.00 (as adjusted for any stock dividends, combinations, or splits), then, immediately prior to the closing of such Public Offering and immediately prior to any automatic conversion of the Series D Preferred Stock pursuant to Section 3(a)(v) hereof, the Series D Conversion Price shall be adjusted to equal the amount determined by multiplying the lower of (x) the Per-Share Public Offering Price or (y) the Series D Conversion Price in effect immediately prior to the closing of such Public Offering by the difference between (a) 0.95 and (b) 0.05 times the number of full years which have elapsed since the Effective Date; provided, however, that in no event shall the Series D Conversion Price be less than the effective Series C Conversion Price. Notwithstanding anything to the contrary herein, any amendment to this Section 3(f)(iv)(A) shall require the vote or written consent of the holders of one hundred percent (100%) of the then outstanding shares of Series D Preferred.

                   (B) (1) If the Public Offering occurs on or before September 15, 1997, then the Series D Conversion Price shall equal the Series D Conversion Price then in effect, (2) if the Public Offering occurs on or after September 16, 1997, but no later than September 15, 1998, then the Series D Conversion Price shall be adjusted to equal the product of 0.96 and the Series D Conversion Price otherwise in effect, (3) if the Initial Public Offering occurs on or after September 16, 1998, but no later than September 15, 1999, then the Series D Conversion Price shall be adjusted to equal the product of 0.93 and the Series D Conversion otherwise in effect, and (4) if the Initial Public Offering occurs on or after September 16, 1999, then the Series D Conversion Price shall be adjusted to equal the product of 0.89 and the Series D Conversion Price otherwise in effect; provided, however, that in no event shall the Series D Conversion Price be less than the effective Series C Conversion Price.

         (g) No Impairment.  The Corporation will not, by amendment of its
             -------------
Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the
taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

         (h) Certificates as to Adjustments. Upon the occurrence of each
             ------------------------------
adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series B, Series C, or Series D Pre ferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A, Series B, Series C, or Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (1) such applicable adjustments and readjustments, (2) the applicable Conversion Price at the time in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A, Series B or Series C Preferred Stock. Any certificate sent to the holders of Series A, Series B, Series C, or Series D Preferred Stock pursuant to this Section 3(h) shall be signed by an officer of the Corporation.

         (i) Notices of Record Date. In the event of any taking by the
             ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A, Series B, Series C, or Series D Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

         (j) Issue Taxes.  The Corporation shall pay any and all issue and other
             -----------
taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A, Series B, Series C, or Series D Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

         (k) Reservation of Stock Issuable Upon Conversion. The Corporation
             ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, Series B, Series C, and Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A, Series B, Series C, and Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, Series B, Series C, and Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (l) Fractional Shares.  No fractional share shall be issued upon the
             -----------------
conversion of any share or shares of Preferred Stock. If the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

     4.  VOTING RIGHTS.
         -------------

         (a) General.  Except as otherwise expressly provided herein or as
             -------
required by law, the holder of each share of Series A, Series B, Series C, and Series D Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A, Series B, Series C, or Series D Preferred could be converted at that time and shall have voting rights and powers corresponding to the voting rights and powers of Common Stock (except as otherwise expressly provided herein or as required by law, voting together with Common Stock as a single class) and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A, Series B, Series C, and Series D Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

         (b) Protective Provisions.  The Corporation shall not, (i) without the
             ---------------------
approval of the holders of more than seventy-five (75%) of the outstanding shares of Common and Preferred Stock, voting together as a single class on an as-converted basis and (ii) without the approval of the holders of more than fifty percent (50%) of the outstanding shares of Series C Preferred Stock, voting as a separate class on an as-converted basis:

             (i) Amend or repeal any provision of, or add any provision to, this Certificate of Incorporation.

             (ii) Authorize or issue any additional capital stock having rights, preferences or privileges superior to or on a parity with the Preferred Stock.

             (iii) Merge or consolidate with or into any other corporation; provided, however, that the Corporation may, without obtaining the approval of the holders of Common and Preferred Stock and without obtaining the approval of the holders of Series C Preferred Stock set forth above in Section 4(b), merge or consolidate the Corporation in connection with the formation of a parent holding company and the merger or consolidation of the Corporation with or into a subsidiary of the parent holding company where the Corporation or its successor will be a wholly-owned subsidiary of the parent holding company after such merger or consolidation and the prior shareholders of the Corporation are immediately thereafter the shareholders of the parent holding company in the same denominations and proportions.

             (iv) Sell or convey all or substantially all of the assets of the Corporation.
             (v) Pay dividends on or make any other distributions with respect to the Common Stock.

             (vi)     Redeem or repurchase any of its equity securities except
(A) from employees, officers, directors or consultants of the Corporation pursuant to restricted stock purchase agreements, or (B) from holders of the Company's Common or Preferred Stock pursuant to the exercise of a right of first refusal in favor of the Compan y.

     5. NO REISSUANCE OF PREFERRED STOCK.
        --------------------------------

     No share or shares of Series A, Series B, Series C, or Series D Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be retired and eliminated from the shares which the Corporation is authorized to issue.

     FIFTH:

     1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be as set forth in the Corporation's Bylaws.

     2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, or repeal the Bylaws of the Corporation.

     3. The directors of the Corporation need not be elected by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins, or unless the Bylaws so provide.

     4. Advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

     5. Vacancies created by the resignation of one or more members of the Board of Directors and newly created directorships, created in accordance with the Bylaws of this Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

     SIXTH: Following the effectiveness of the registration of any class of securities of the Corporation pursuant to the requirements of the Securities Exchange Act of 1934, as amended, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

     SEVENTH:

     1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach fiduciary duty as a director.

     2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     3. Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

     EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

     NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

     TENTH:  The name and mailing address of the incorporator are:

                   Thomas C. DeFilipps, Esq.
                   Wilson, Sonsini, Goodrich & Rosati
                   650 Page Mill Road
                   Palo Alto, CA  94304-1050

     The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is the act and deed of such incorporator and that the facts stated therein are true.



                                       -----------------------------------------
                                       Thomas C. DeFilipps, Incorporator